Exhibit 10.3

MORGAN STANLEY

2006 NOTIONAL LEVERAGED CO-INVESTMENT PLAN

Amended as of June 17, 2008

SECTION 1. Purpose. The Morgan Stanley 2006 Notional Leveraged Co-Investment Plan (as may be amended from time to time, the “Plan”) has the purposes of: (i) providing the opportunity to a select group of management and highly compensated employees to enhance (A) the portion of any discretionary above base compensation that would otherwise be awarded to them in the form of Morgan Stanley equity compensation or other mandatory long-term incentive compensation or (B) any retention, new hire or similar awards that would be granted to such management and employees and (ii) facilitating the allocation of such compensation to the notional investment opportunities afforded by the Plan.

SECTION 2. Definitions. As used in the Plan, unless determined otherwise by the Firm and set forth in the applicable Award Certificate, the following terms shall have the indicated meanings:

“Above Base Compensation” means any compensation other than base salary that the Firm awards to an Eligible Person, before reduction for any applicable taxes. Nothing in the Plan shall obligate the Firm to award or pay any Above Base Compensation to any person.

“Account” means the bookkeeping account that the Firm establishes and maintains for a Participant pursuant to Section 7. An Account is established only for purposes of tracking a Notional Plan Investment and not to segregate or identify assets that may be used to make distributions or other payments under the Plan.

“Accredited Investor” means an Eligible Person who is able to represent at the time of such Eligible Person’s submission of an Allocation Form that:

(i) Such Eligible Person’s net worth, either individually or jointly with such Eligible Person’s spouse, exceeds $1,000,000; or

(ii) Such Eligible Person had individual income (before elective deferrals) in excess of $200,000 in each of the two most recent years and has a reasonable expectation of reaching the same level in the current year; or

(iii) Such Eligible Person had joint income with such Eligible Person’s spouse in excess of $300,000 in each of the two most recent years and has a reasonable expectation of reaching the same level in the current year.

Income does not include the value of any mandatory equity-based or other long-term incentive compensation awards.

“Administrator” means one or more officers of the Firm to whom the Committee, in its sole discretion, delegates all or some of its authority and responsibilities to administer the Plan. Such officers are authorized to sub-delegate some or all of such authority and responsibilities to the Executive Compensation Department, another committee of the Firm and/or one or more officers of the Firm, and any person or persons to whom are sub-delegated all or some of such authority and responsibilities is also, to the extent of such sub-delegation, the “Administrator”. Only the Committee is authorized to make any decision or amendment regarding the participation in the Plan or any interest in the Plan held by any member of the Operating Committee of Morgan Stanley or any employee who is an “executive officer” of Morgan Stanley under United States federal securities laws.

“Allocation” shall have the meaning set forth in Section 5(a).

“Allocation Form” shall have the meaning set forth in Section 5(a).

“Allocation Preference” shall have the meaning set forth in Section 5(a).

“Applicable Reduction Amount” shall have the meaning set forth in Section 10(a)(i).

“Associated Employee Fund” means, with respect to any reference investment underlying a Notional Plan Investment, a co-investment or feeder fund that is available primarily to employees of the Firm and is associated with such reference investment.

“Award Certificate”, with respect to any Participant, means a written document (including in electronic form) that sets forth the terms and conditions of such Participant’s participation in the Plan. A Participant’s participation in the Plan shall be governed by the Plan, such Participant’s Award Certificate and, if and to the extent applicable pursuant to Section 16(e), the International Supplement.

“Board” means the Board of Directors of Morgan Stanley.

“Cancellation Event”, with respect to any Participant, shall have the meaning set forth in such Participant’s Award Certificate. Cancellation Events in respect of any given Fiscal Year shall be substantially similar to such events as set forth in the annual year-end equity compensation awards granted to such Participant.

“Closed-End Distribution Date” means, with respect to any Plan Interest of any Participant, any date, specified in the applicable Award Certificate, as a Distribution Date for Proceeds with respect to Closed-End Investments.

“Closed-End Investment” means a Notional Plan Investment in a reference investment that generally does not permit redemptions by investors but makes distributions to investors from time to time following the sale, transfer or other disposition of its investments.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation, Management Development and Succession Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee.

“Descriptive Materials” means all brochures, letters, memoranda or other documents from the Firm to a Participant regarding the Plan, including all electronic-based materials.

“Distribution Date” means, (i) with respect to a Closed-End Investment, the Scheduled Distribution Date and all Subsequent Distribution Dates (including the Final Distribution Date) and (ii) with respect to an Open-End Investment, the Scheduled Distribution Date.

“Eligible Person” means a professional employee of the Firm who satisfies the eligibility requirements set forth in Section 4.

“Executive Compensation Department” means Morgan Stanley’s Executive Compensation Department or any other department of Morgan Stanley that succeeds to the functions of the Executive Compensation Department.

“Final Distribution Date” means, with respect to any Participant, the date, specified in such Participant’s Award Certificate, on which the Firm shall make its final distribution to such Participant in accordance with Section 10(a)(iii). The Final Distribution Date in respect of any given Fiscal Year shall be January 15 of the thirteenth Fiscal Year following the end of such Fiscal Year (e.g., in respect of the 2006 Fiscal Year, the Final Distribution Date shall be January 15, 2019).

“Firm” means Morgan Stanley together with its subsidiaries and other affiliates.

“Fiscal Year” and “Fiscal Quarter” mean Morgan Stanley’s Fiscal Year and Morgan Stanley’s Fiscal Quarter, respectively.

“International Supplement” shall have the meaning set forth in Section 16(e).

“Investment Committee” means a committee of two or more officers of the Firm to whom the Administrator delegates the authority and responsibilities to select Notional Plan Investments.

“Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.

“LIBOR” means the London Interbank Offering Rate.

“Morgan Stanley” means Morgan Stanley, a Delaware corporation, or any successor thereto.

“Morgan Stanley Applicable Rate” means, for any period, the rate at which notional interest with respect to any Notional Advance shall accrue from the date when it is used to notionally fund a Notional Plan Investment until and to the extent such Notional Advance (or portion thereof) is reduced by any Proceeds. Unless otherwise determined by the Firm, the Morgan Stanley Applicable Rate shall be equal to the sum of (i) 90-day LIBOR, as determined before the beginning of the applicable period, plus (ii) 50 basis points. Pursuant and subject to Section 3(a)(iv), the Firm reserves the right to revise the Morgan Stanley Applicable Rate at any time and from time to time.

“Notional Advance” means, with respect to any Participant, the notional amount that Morgan Stanley adds to that portion of such Participant’s Participant Allocation that is notionally invested in a Notional Plan Investment in accordance with Section 6.

“Notional Plan Investment” means an investment designated by the Firm as a reference investment for the benefit of the Plan. Reference investments underlying Notional Plan Investments include proprietary investment funds of the Firm or “funds of funds” of the Firm that include investment funds sponsored or offered by third parties. For the avoidance of doubt, a Participant’s interest in any Notional Plan Investment shall be notional.

“Open-End Investment” means a Notional Plan Investment in a reference investment that generally does not make distributions to its investors but permits investors to redeem their interest in the fund from time to time.

“Open-End Investment Proceeds” shall have the meaning set forth in Section 10(c).

“Participant” means an Eligible Person who participates in the Plan.

“Participant Allocation” means, with respect to any Participant, (i) that portion of such Participant’s Above Base Compensation that would otherwise be awarded in the form of Morgan Stanley equity compensation or other mandatory long-term incentive compensation that is allocated to the Plan or (ii) such Participant’s Special Award.

“Participant Applicable Rate” means, for any period, the rate at which notional interest shall accrue with respect to:

(i) Each Participant’s Participant Allocation (or the portion thereof), from the date on which such Participant’s Above Base Compensation would otherwise have been paid (or, in the case of a Special Award, the grant date of such Special Award) until the Firm notionally allocates such Participant Allocation (or such portion) to one or more Notional Plan Investments;

(ii) Each Participant’s Participant Allocation, if the Firm determines that a Participant’s Participant Allocation shall not be notionally invested in Notional Plan Investments, from the date on which such Participant’s Above Base Compensation would otherwise have been paid (or, in the case of a Special Award, the grant date of such Special Award) until the Scheduled Distribution Date;

(iii) The Proceeds relating to a Realization (or partial Realization) with respect to a Closed-End Investment, from the date of such Realization until the applicable Distribution Date, as further set forth in Section 10(a) or (b), as applicable;

(iv) The Proceeds relating to a Realization (or partial Realization) with respect to an Open-End Investment, from the date of such Realization until the Scheduled Distribution Date, as further set forth in Section 10(a);

(v) The Proceeds relating to a Realization (or partial Realization) with respect to a Notional Plan Investment, from the date of the applicable Distribution Date to the actual date of distribution permitted by Section 11(a); and

(vi) Each Participant’s Plan Termination Value, from the date of any termination of the Plan until the distribution of such Plan Termination Value on the applicable Distribution Date.

Unless otherwise determined by the Firm, the Participant Applicable Rate shall be equal to 90-day LIBOR, as determined before the beginning of the applicable period. Pursuant and subject to Section 3(a)(iv), the Firm reserves the right to revise the Participant Applicable Rate at any time and from time to time.

“Plan” shall have the meaning set forth in Section 1.

“Plan Interest” means, with respect to any Participant, such Participant’s Total Notional Investment (including any notional interest accrued at the Participant Applicable Rate) minus such Participant’s theretofore unreduced Notional Advances (plus accrued and previously unreduced notional interest thereon).

“Plan Termination Value” means, with respect to any Participant in connection with the termination of this Plan, a Final Distribution Date or a single

Closed-End Distribution Date, the fair value (determined by reference to the value that the Firm’s books and records show as of the then most recently concluded Fiscal Quarter end preceding the date of such termination) of such Participant’s vested Plan Interest, if any (together with any notional interest accrued thereon), on the effective date of such termination, or as of such Final Distribution Date or single Closed-End Distribution Date, as applicable.

“Proceeds” means, with respect to any Notional Plan Investment, (i) notional gross cash proceeds, if any, that are Realized in respect of such Notional Plan Investment at any time, plus (ii) if there is an Associated Employee Fund, an additional amount equal to the difference between (A) the “carried interest” that would be paid by third-party investors with respect to the reference investment underlying such Notional Plan Investment, and (B) the “carried interest” that would be paid by employee investors in an Associated Employee Fund.

“Realization” or “Realize” means (i) with respect to a Closed-End Investment, the receipt of a distribution by an investor, had such investor received such a distribution from such Closed-End Investment; and (ii) with respect to an Open-End Investment, the receipt of a distribution or redemption proceeds by an investor, had such investor received such a distribution or effected such a redemption from such Open-End Investment as of such Open-End Investment’s most recent valuation date. For the avoidance of doubt, the re-investment of proceeds by a Notional Plan Investment does not, itself, give rise to a Realization.

“Scheduled Distribution Date” means, with respect to any Participant, the date, specified in such Participant’s Award Certificate, on which Proceeds in respect of Notional Plan Investments shall commence being distributed to such Participant.

“Section 409A” means Section 409A of the Code, and the rules, regulations and guidance thereunder (or any successor provisions thereto).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Special Award” means a retention, new hire or similar award that is granted in the form of a participation in the Plan.

“Subsequent Distribution Date”, with respect to any Participant, means each anniversary of such Participant’s Scheduled Distribution Date, until the earlier of (i) the Subsequent Distribution Date on which all remaining Proceeds relating to all Closed-End Investments are distributed to Participants, and (ii) the Final Distribution Date.

“Total Compensation” means (i) base salary, commissions and annual bonus, inclusive of the value of long-term incentive compensation, or what the Firm designates as “total reward”; and (ii) for employees who are Investment Representatives or Financial Advisors of the Global Wealth Management Group,

gross compensation, pre-deductions, inclusive of the value of long-term incentive compensation, or what the Firm designates as “total reward”.

“Total Notional Investment” means, with respect to any Participant at any time, such Participant’s interest in the Plan that is attributable to such Participant’s Participant Allocations at such time and any related Notional Advances.

SECTION 3. Administration.

(a) The Committee shall administer the Plan. In addition to other express powers and authorizations that the Plan confers on the Committee, the Committee shall have full power and authority, subject to the express provisions of the Plan, Legal Requirements and contractual provisions binding upon the Firm and any internal policies and procedures of the Firm:

(i) to determine the terms and conditions of each Award Certificate;

(ii) to construe and interpret the Plan, any Award Certificate or any summary of the foregoing;

(iii) to prescribe, amend, rescind or waive rules and procedures relating to the Plan with respect to any and all Participants;

(iv) to revise the Morgan Stanley Applicable Rate and the Participant Applicable Rate;

(v) to waive any provision of the Plan or one or more Award Certificates with respect to any and all Participants;

(vi) to vary the terms and conditions of participation in the Plan to take account of tax laws, securities laws and other regulatory requirements of foreign jurisdictions; and

(vii) to make all other determinations necessary or advisable for the administration of the Plan.

Except as expressly provided for in the Plan, the Committee’s determinations under the Plan need not be uniform and may be made selectively among Eligible Persons and Participants, whether or not such persons are similarly situated. All determinations by the Committee or the Administrator pursuant to Section 3(b), in administering, construing or interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons.

(b) The Committee may, but need not, from time to time delegate such of its responsibilities under the Plan as it deems appropriate to the Administrator; provided, however, that the Administrator is not authorized to designate Notional Plan Investments without the concurrence and authorization of the Investment

Committee. In connection with the performance of their responsibilities under the Plan, the Committee, the Administrator and the Investment Committee may consult with any third party they deem necessary or advisable, including any outside consultant or advisor.

(c) Neither the Firm nor any member of the Board, the Committee, the Investment Committee, the Administrator and their respective affiliates and employees shall be liable in any manner whatsoever in connection with the administration, construction or interpretation of the Plan, any Award Certificate or the Descriptive Materials, except for any liability arising out of such person’s willful misconduct. Under no circumstances shall any such person be liable for any act or omission of any other person. In the performance of its, his or her functions with respect to the Plan, each such person shall be entitled to rely upon information and advice furnished by the Firm’s officers, the Firm’s accountants, the Firm’s counsel, the Firm’s tax advisors and any other person the Committee deems necessary or advisable, and no such person shall be liable for any action taken or not taken in reliance upon any such advice.

(d) Any discretionary authority or obligation pursuant to the Plan shall not be applicable to the extent such discretionary authority or obligation is prohibited by Section 409A, or would result in a Participant being required to recognize income for United States federal income tax purposes prior to the relevant Distribution Date or would result in a Participant incurring interest or additional tax under Section 409A.

SECTION 4. Eligibility.

(a) In order for a professional employee of the Firm to be an Eligible Person with respect to any given Fiscal Year, such employee shall:

(i) Have earned Total Compensation of at least US$500,000 (annualized), or local currency equivalent, in respect of the most recently ended Fiscal Year, or, if hired during the current Fiscal Year, have a reasonable expectation of Total Compensation of at least such amount in respect of the current Fiscal Year; and

(ii) Certify that such employee qualifies as an Accredited Investor.

(b) An Eligible Person with respect to a given Fiscal Year who does not earn Total Compensation of at least US$500,000 (annualized), or local currency equivalent, in respect of such Fiscal Year shall not be permitted to participate in the Plan.

(c) A Branch Manager or a Financial Advisor in the Global Wealth Management Group shall be an Eligible Person if such Branch Manager or Financial Advisor satisfies the requirements described in Section 4(a) and receives a “challenge bonus” or “productivity bonus” award (as such internal titles, units and bonuses may be referred to from time to time).

(d) Any employee who is a member of the Operating Committee of Morgan Stanley or who is an “executive officer” of Morgan Stanley under United States federal securities laws is not eligible to participate in the Plan. However, if a Participant subsequently becomes such a member or executive officer, such Participant shall continue to participate in the Plan in respect of such Participant’s then existing Total Notional Investment on the same basis as other Participants.

SECTION 5. Participant Allocation.

(a) In accordance with any rules and procedures that the Firm establishes, an Eligible Person with respect to any given Fiscal Year may express a preference to allocate up to 40% of the compensation other than base salary that would otherwise be granted in the form of Morgan Stanley equity compensation or other mandatory long-term incentive compensation in respect of such Fiscal Year to the Plan (an “Allocation Preference”); provided that the Firm, in its sole discretion, reserves the right not to give effect to all or any portion of such Allocation Preference and retains ultimate and sole discretion on the final allocation (“Allocation”) of the non-cash component of such Eligible Person’s Above Base Compensation. Such Allocation Preference, which such Eligible Person shall make by submitting a form, including in electronic form (an “Allocation Form”), on or prior to a date specified on such Allocation Form, shall be irrevocable on or after such date. Any Allocation shall be subject to the eligibility criteria of Section 4 and shall not constitute a guarantee of Plan participation.

(b) If the Firm’s ability to give effect to Allocations is limited for any reason, it shall limit Allocations on a basis that is as pro rata as administratively practicable.

(c) The Firm shall issue to each Participant an Award Certificate setting forth the terms and conditions of such Participant’s participation in the Plan.

(d) Each Participant’s Participant Allocation shall accrue notional interest at the Participant Applicable Rate from the date that such Participant’s Above Base Compensation would otherwise have been paid (or, in the case of a Special Award, the grant date of such Special Award): (i) until the Firm notionally allocates such Participant Allocation (or the portion thereof) to one or more Notional Plan Investments pursuant to Section 8, or (ii) if the Firm does not notionally invest such Participant Allocation (or portion thereof) in a Notional Plan Investment, until the Scheduled Distribution Date, on which date the Firm shall pay such Participant Allocation (or such portion) to such Participant.

(e) Allocations are intended to be exempt from registration under the Securities Act. By participating in the Plan, each Participant shall be deemed to acknowledge, represent and warrant to and agree with Morgan Stanley, and the Firm may require the Participant to affirmatively acknowledge, represent and warrant to and agree with Morgan Stanley, as follows:

(i) The Participant received and carefully reviewed the Descriptive Materials, and the Participant understands the information contained therein, the risks associated with a Notional Plan Investment under the Plan and the conflicts that the Plan may present for the Firm and agrees to be bound by the terms of the Descriptive Materials;

(ii) The Participant had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Morgan Stanley concerning the Plan and all such questions were answered to the Participant’s full satisfaction;

(iii) No oral or written representations were made to the Participant concerning the Plan other than as stated in any Award Certificate and/or the Descriptive Materials, and no oral or written information furnished to the Participant in connection with the Plan was inconsistent with the information stated in the Descriptive Materials;

(iv) The Participant has adequate means of providing for the Participant’s current financial needs and contingencies, is able to bear the substantial economic risks of the Plan for an indefinite period of time, has no need for liquidity regarding the Participant’s assets placed in the Plan and, at the present time, could afford a complete loss of such assets;

(v) The Participant has such knowledge and experience in financial, tax and business matters so as to enable the Participant to utilize the information made available to the Participant in connection with the Plan to evaluate the merits and risks of the Plan and to make an informed decision with respect thereto;

(vi) The Participant is not relying on Morgan Stanley or any person or persons acting on behalf of Morgan Stanley with respect to the tax and other economic considerations of the Plan;

(vii) The Participant satisfies the eligibility requirements set forth in Section 4;

(viii) The Participant shall provide such information and execute and deliver such documents as may reasonably be requested by the Firm in connection with the Plan, including such information and documents as may reasonably be necessary to comply with any and all laws to which the Firm is subject, and such additional information as the Firm may deem appropriate with regard to the Participant’s eligibility (including documentation relating to the Participant’s qualification as an Accredited Investor); and

(ix) The Participant shall keep confidential all matters relating to the Plan (including the terms of the Plan and any Award Certificate and the Descriptive Materials), except to the extent such matters are publicly available (through no fault of the Participant) or as otherwise required by Legal Requirements. The Firm’s Code of Conduct regarding confidential and proprietary information shall cover such matters.

SECTION 6. Notional Advance.

(a) At the time that any Participant Allocation (or portion thereof) is notionally invested in a Notional Plan Investment, a Notional Advance in an amount equal to such Participant Allocation (or such portion) multiplied by two shall be added to the Participant Allocation (or such portion) for purposes of the Participant’s notional investment in such Notional Plan Investment.

(b) Each Notional Advance shall accrue notional interest at the Morgan Stanley Applicable Rate during the period that such Notional Advance is deemed to be outstanding (i.e., from the date of the addition of such Notional Advance to the related Participant Allocation (or such portion) until and to the extent such Notional Advance (or portion thereof) is reduced by any Proceeds). For the avoidance of doubt, no Notional Advance shall be allocated until a Participant’s Participant Allocation is notionally invested in a Notional Plan Investment (therefore, no notional interest shall begin to accrue until such time).

(c) Any Notional Advance shall be satisfied only through reductions to: (i) any notional interest theretofore accrued at the Participant Applicable Rate, or (ii) Proceeds in accordance with Section 10. No Participant shall be required to make any direct or out-of-pocket payment to the Firm in connection with any Notional Advance.

SECTION 7. Establishment of Accounts. The Firm shall establish an Account for each Participant, to which it shall credit such Participant’s Participant Allocations and any related Notional Advances. Each Participant’s Account shall reflect such Participant’s notional share of each Notional Plan Investment.

SECTION 8. Notional Plan Investments.

(a) The Firm shall designate Notional Plan Investments for the benefit of the Plan, and shall establish a purchase price, for purposes of the Plan, equal to the fair value (as the Firm shall determine) of such Notional Plan Investments at the time of their designation. Participants shall participate in each Notional Plan Investment pro rata based on their respective Total Notional Investments. Each Participant’s notional share of any Notional Plan Investment shall be deemed to have been notionally funded by such Participant’s Participant Allocation and the related Notional Advance.

(b) Notional Plan Investments in respect of any given Fiscal Year shall be indicated on the Executive Compensation Department website or through other means that the Firm shall determine and communicate to Participants from time to time. The Firm may provide a Participant with a description of the related reference investments and their historical returns; however, the Firm is not responsible for actions, statements or performance of the Notional Plan Investments.

(c) The Firm may choose Notional Plan Investments based on a variety of factors, which may include the Firm’s own business interests and its relations with such reference investments or parties affiliated with such referenced funds. By participating in the Plan, each Participant shall be deemed to acknowledge the existence of actual and potential conflicts of interest with the Firm and waive any claim with respect to the existence of any conflict of interest and the Firm may require each Participant to affirmatively make such acknowledgment and waiver.

(d) The performance of each Notional Plan Investment shall reflect all of the fees and costs of the related reference investment, including placement agent and brokerage fees, which such reference investment may pay to the Firm if the Firm provides such services to it. The Firm may also act as the investment advisor or provide other services to such reference investment and receive fees for providing these services. Fees paid by any reference investment will reduce the performance of such reference investment (and, accordingly, the performance of the Notional Plan Investment) and, therefore, will reduce the amount of the Firm’s distribution obligations to Participants under the Plan.

(e) Nothing in the Descriptive Materials shall be construed to confer on a Participant the right to continue to have any particular Notional Plan Investment available for purposes of measuring the value of the Participant’s Total Notional Investment.

(f) The value of a Participant’s Total Notional Investment is subject to risk at all times based upon the performance of the Notional Plan Investments. If the value of the Notional Plan Investments decreases in the future, then the value of a Participant’s Total Notional Investment may be lower than the Participant’s Participant Allocation. Additionally, if the value of the Notional Plan Investments decreases in the future and proves to be insufficient to reduce the Notional Advances (plus any notional interest thereon), a Participant will not be entitled to receive any of such Participant’s Participant Allocation. Although a Participant will not be an investor in any reference investments underlying the Notional Plan Investments, a Participant’s Total Notional Investment will be determined by referencing the gains and losses attributable to the performance of such Notional Plan Investments. In effect, the Firm is merely targeting the return and liquidity on such Notional Plan Investments and to the extent that the Firm incurs any costs in connection therewith or in connection with the administration of the Plan, it has the right to adjust the return on a Participant’s Notional Plan Investments to reflect these costs. Any distribution or other payment under the Plan is also subject to the risks associated with the Participant’s status as an unsecured general creditor of Morgan Stanley as described in Section 16(c).

SECTION 9. Vesting.

(a) Terms and conditions relating to the vesting of a Participant’s Plan Interest (including any consequences of a termination of such Participant’s employment) shall be set forth in such Participant’s Award Certificate. Such terms and conditions with respect to any Participant in respect of any given Fiscal Year shall be substantially similar to analogous terms and conditions set forth in the annual year-end equity compensation awards granted to such Participant in respect of such Fiscal Year.

(b) The Firm may accelerate the vesting of a Participant’s Plan Interest and may, in its sole discretion, determine other circumstances under which a Participant’s Plan Interest shall vest. Nothing in the Plan or in any Award Certificate shall entitle a Participant to request or receive any distribution or other payment upon the vesting of all or any portion of such Participant’s Plan Interest.

(c) Even if a Participant holds a Plan Interest, whether or not fully vested, it may be canceled without any consideration upon the occurrence of a Cancellation Event prior to the Scheduled Distribution Date. Upon such occurrence, the Participant shall have no further interest in or entitlement under the Plan, including no right or entitlement to any Participant Allocation.

SECTION 10. Distributions.

(a) Closed-End Investments – Multiple Distribution Dates. If a Participant’s Award Certificate specifies multiple Closed-End Distribution Dates, this Section 10(a) shall apply to such Participant’s applicable Total Notional Investment:

(i) With respect to any Proceeds in respect of a Closed-End Investment on or prior to the Scheduled Distribution Date of a vested Plan Interest, the share of such Proceeds attributable to the Total Notional Investment with respect to such Plan Interest shall immediately be reduced by the previously unreduced Notional Advances (plus accrued and previously unreduced notional interest thereon) (the “Applicable Reduction Amount”). Any remaining Proceeds shall accrue notional interest at the Participant Applicable Rate from the date of the Realization of such Proceeds until the Scheduled Distribution Date (unless the Firm determines otherwise in accordance with any rules and procedures that the Firm establishes). The Applicable Reduction Amount shall reduce the portion of subsequent Proceeds attributable to such remaining Total Notional Investment (including, if applicable, Proceeds in respect of a Closed-End Investment Realized after such Scheduled Distribution Date and/or Proceeds in respect of an Open-End Investment). Such remaining Proceeds shall be aggregated and distributed to such Participant on the applicable Scheduled Distribution Date.

(ii) With respect to any Proceeds in respect of a Closed-End Investment Realized after the Scheduled Distribution Date of a vested Plan Interest, but on or prior to the Subsequent Distribution Date of such Plan Interest, the share of such Proceeds attributable to the remaining Total Notional Investment with respect to such Plan Interest, to the extent of such Realizations, shall be reduced and aggregated and distributed on such Subsequent Distribution Date in accordance with the method described in Section 10(a)(i). The share of Proceeds attributable to the remaining Total Notional Investment with respect to such Plan Interest in respect of a Closed-End Investment Realized after such Subsequent Distribution Date and on or prior to the next Subsequent Distribution Date shall be reduced and aggregated and distributed on such next Subsequent Distribution Date.

(iii) If the last Subsequent Distribution Date of a vested Plan Interest is such Plan Interest’s Final Distribution Date, then the Firm shall distribute to each Participant an amount equal to the sum of (i) the share of any undistributed Proceeds attributable to any remaining Total Notional Investment with respect to such Plan Interest, subject to any reductions, and (ii) such Plan Termination Value with respect to such Plan Interest that relates to any then un-Realized Notional Plan Investments in accordance with the method described in Section 10(a)(i) on such Final Distribution Date.

(b) Closed-End Investments – Single Distribution Date. If a Participant’s Award Certificate specifies a single Closed-End Distribution Date, this Section 10(b) shall apply to such Participant’s applicable Total Notional Investment:

(i) Proceeds in respect of any Closed-End Investment, if any, will be distributed on or as soon as administratively practicable after the single Closed-End Distribution Date (reduced by the Applicable Reduction Amount in accordance with the method described in Section 10(a)(i)). In addition, Morgan Stanley will distribute on such Closed-End Distribution Date any remaining Plan Termination Value with respect to any then un-Realized Closed-End Investments (these amounts shall be reduced by the Applicable Reduction Amount in accordance with the method described in Section 10(a)(i)).

(ii) With respect to Realizations which occur prior to the single Closed-End Distribution Date, the Proceeds, if any, from such Realizations may be allocated to a set of alternative notional investments within a Participant’s Account until the Closed-End Distribution Date. Such an alternative notional investment menu will be provided by the Firm and communicated to the Participant prior to the Scheduled Distribution Date.

(c) Open-End Investments. With respect to any Proceeds in respect of an Open-End Investment, the share of such Proceeds attributable to the Total

Notional Investment with respect to a Plan Interest shall accrue notional interest at the Participant Applicable Rate from the date of the Realization of such Proceeds until the Scheduled Distribution Date of the vested portion of such Plan Interest. Such Proceeds (and any accrued notional interest thereon) (“Open-End Investment Proceeds”) shall be reduced by the Applicable Reduction Amount in accordance with the method described in Section 10(a)(i), and, after such reduction, the share of any such remaining Open-End Investment Proceeds, if any, shall be distributed to the applicable Participant on the Scheduled Distribution Date of the vested portion of such Plan Interest.

(d) Distributions in Connection with a Termination of Employment. Terms and conditions relating to any distribution of a Participant’s vested Plan Interest in connection with a termination of such Participant’s employment shall be set forth in such Participant’s Award Certificate. Such terms and conditions with respect to any Participant in respect of any given Fiscal Year shall be consistent with analogous terms and conditions set forth in the annual year-end equity compensation awards granted to such Participant in respect of such Fiscal Year.

(e) Distributions in Connection with a Plan Termination. Upon a termination of the Plan, subject to any Cancellation Event, the Firm shall distribute to each Participant on the applicable Distribution Date an amount equal to such Participant’s Plan Termination Value (with notional interest accruing thereon at the Participant Applicable Rate from the date of such termination until the date of distribution) in accordance with the method described in Section 10(a)(i). The Firm may not accelerate any such distribution except to the extent that such acceleration is not prohibited by Section 409A and would not cause the Participant to recognize income for United States federal income tax purposes prior to the time of distribution or to incur interest or additional tax under Section 409A.

SECTION 11. Distributions and Other Payments Generally.

(a) Whenever the Plan or a Participant’s Award Certificate designates a specific date or event for payment or distribution of amounts under the Plan, such payment or distribution will be considered to have been timely made, and neither a Participant nor any of a Participant’s beneficiaries or estate shall have any claim against the Firm for damages based on a delay in payment or distribution, and the Firm shall have no liability to any Participant (or to any of a Participant’s beneficiaries or estate) in respect of any such delay, as long as the payment or distribution is made by December 31 of the year in which occurs the specified date or event or, if later, by the 15th day of the third calendar month following such specified date or event. The Proceeds relating to a Realization (or partial Realization) with respect to a Notional Plan Investment (after the reduction of such Proceeds pursuant to Section 10) shall accrue interest at the Participant Applicable Rate from the date of the applicable Distribution Date to the actual date of distribution.

(b) The Firm shall not accelerate distributions or other payments under the Plan, except to the extent accelerating distributions or other payments under the Plan is not prohibited by Section 409A and would not cause an Eligible Person to recognize income for United States federal income tax purposes prior to the relevant Distribution Date or to incur interest or additional tax under Section 409A.

(c) Notwithstanding any provision of the Plan or any Award Certificate to the contrary, if the Firm considers a Participant to be one of its “specified employees” under Section 409A at the time of termination of such Participant’s employment, any distribution or other payment of any deferred amounts that would otherwise be due upon or as a result of such Participant’s termination of employment, including, without limitation, pursuant to Section 11(d), will be delayed for six months after the Participant’s termination of employment and shall be made on the first business day following the date that is six months after such termination of employment, except to the extent that earlier distribution or payment is not prohibited by Section 409A and would not cause the Participant to recognize income for United States federal income tax purposes prior to the date of distribution or payment or to incur interest or additional tax under Section 409A.

(d) Notwithstanding any provision of the Plan or any Award Certificate to the contrary, distributions or other payments under the Plan shall be deferred with respect to a Participant if, at the time scheduled for such distribution or payment (whether on a Distribution Date or at some other time), Morgan Stanley considers the Participant to be one of its executive officers and the Participant’s compensation may not be fully deductible by virtue of Section 162(m) of the Code. This deferral shall continue until the termination of the Participant’s employment and, subject to Section 11(c), the Firm shall make any distribution or other payment in respect of the Participant’s vested Plan Interest on the date of the Participant’s termination of employment.

(e) Unless otherwise set forth in an International Supplement, all distributions or other payments under the Plan shall be made in United States dollars or the Participant’s local currency.

(f) The Firm may, in its sole discretion and to the maximum extent permissible under applicable Legal Requirements, withhold from or offset against any distribution or other payment to which a Participant may be entitled under the Plan an amount sufficient to satisfy (i) any taxes, assessments or other governmental charges imposed on the property or income received by the Participant pursuant to such distribution or payment and, (ii) exclusively in the case of a distribution or payment that does not constitute a deferral of compensation subject to Section 409A, any other obligation that the Participant owes to the Firm. To the extent a Participant’s Plan Interest constitutes a deferral of compensation subject to Section 409A, the Firm may not offset from any distribution or payment in respect thereof any amounts that the Participant owes to the Firm with respect to any such other obligation except to the extent such offset is not prohibited by Section 409A and would not cause the Participant to recognize income for United States federal income tax purposes prior to the time of payment of the Award or to incur interest or additional tax under Section 409A.

(g) To the extent that the Plan or any Award Certificate provides for full or partial distribution or other payment of a Participant’s Plan Interest to be made upon or as a result of the Participant’s termination of employment, the Participant will be considered to have experienced a termination of employment if, and only if, the Participant has experienced a separation of service with the Participant’s employer for purposes of Section 409A.

SECTION 12. Transferability.

(a) No Participant may transfer (other than by will or by the laws of descent and distribution), pledge, hypothecate or otherwise dispose of or encumber such Participant’s Total Notional Investment.

(b) During a Participant’s lifetime, the Firm shall make any distribution or other payment in respect of such Participant’s Plan Interest only to such Participant. A Participant may designate in writing on a beneficiary designation form, in accordance with procedures established by the Executive Compensation Department, a beneficiary or beneficiaries (including the Participant’s estate) to receive all or part of the amounts that the Firm may be obligated to pay or distribute in respect of such Participant’s Plan Interest in the event of such Participant’s death. A Participant may replace or revoke a designation of a beneficiary at any time by filing a new beneficiary designation form.

SECTION 13. Withholding or Other Deductions. The Firm may withhold or otherwise deduct from any amounts distributable or otherwise payable under the Plan any such taxes or other amounts as may be required to be withheld or otherwise deducted pursuant to applicable Legal Requirements.

SECTION 14. Special Awards. In the sole discretion of the Firm, an Eligible Employee may be eligible to receive a Special Award. Upon the grant of such Special Award, such Eligible Employee shall be treated as a Participant for all purposes of the Plan. Notwithstanding anything to the contrary in the Plan, terms and conditions relating to such Participant’s participation in the Plan may differ from the analogous terms and conditions set forth in the Plan, in which case such terms and conditions shall be set forth in such Participant’s Award Certificate.

SECTION 15. Termination and Amendment.

(a) The Firm may terminate the Plan at any time in its sole discretion, subject to Section 10(e).

(b) The Firm may also alter, amend or modify the Plan, any Award Certificate or the International Supplement at any time in its sole discretion. These amendments may include changes that the Firm considers necessary or advisable as a result of changes in any, or the adoption or interpretation of any new, Legal Requirement. The Firm may not amend or modify the Plan, any Award Certificate or the International Supplement in a manner that would materially impair a Participant’s participation in the Plan without the Participant’s consent; provided, however, that the Firm may, without a Participant’s consent alter, amend or modify the Plan, any Award Certificate or the International Supplement in any manner that the Firm considers necessary or advisable to comply with any Legal Requirement (including Section 409A) and to ensure that no Participant would be required to recognize income for United States federal income tax purposes prior to the relevant Distribution Date or would result in a Participant incurring interest or additional tax under Section 409A. No such action shall give rise to a claim of constructive termination on the part of such Participant. Any amendment or waiver of a provision of the Plan, any Award Certificate or the International Supplement (other than any amendment or waiver applicable to all Participants, or similarly situated Participants, generally), which amendment or waiver operates in a Participant’s favor or confers a benefit on the Participant, must be in writing and signed by the Global Director of Human Resources or the Chief Administrative Officer (or if such positions no longer exist, by the holder of an equivalent position) to be effective. The Firm shall notify Participants of any amendment to the Plan, any Award Certificate or the International Supplement that is material, and shall notify affected Participants of any amendment that affects such Participants’ rights.

SECTION 16. Miscellaneous.

(a) The headings of sections herein are included solely for the convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(b) THE PLAN AND ALL RIGHTS UNDER THE PLAN (INCLUDING UNDER ANY AWARD CERTIFICATE OR THE INTERNATIONAL SUPPLEMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS IN CHOICE OF LAW, RULE OR PRINCIPLE THAT MIGHT OTHERWISE REFER THE INTERPRETATION OF THE PLAN OR ANY SUCH RIGHT TO THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.

(c) Except as set forth in an International Supplement, neither the Plan, any Award Certificate, the International Supplement nor the Descriptive Materials shall create or be construed to create a trust with respect to the Plan nor create or be construed to create a separate fund of any kind or a fiduciary relationship between the Firm, a Participant or any other person nor create or be construed to create a segregation by the Firm of assets to fund the Plan. To the extent any Participant has a right to receive distributions or other payments from the Firm pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Firm.

(d) The Firm has no obligation to invest amounts corresponding to a Participant’s Participant Allocation or Notional Advance and/or any Proceeds with respect to Notional Plan Investments. If the Firm invests amounts corresponding to a Participant’s Participant Allocation or Notional Advance in any Notional Plan Investment, such investment shall not confer on such Participant any right or interest in any such Notional Plan Investment. The Participant will have no ownership or other interest in any financial or other instrument or arrangement that the Firm may acquire or enter into to hedge its obligations under the Plan.

(e) A Participant’s participation in the Plan shall be conditioned on the Firm making any filings and the Firm’s receipt of any consents or authorizations required to comply with, or required to be obtained under, applicable Legal Requirements. To the extent necessary to comply with the local Legal Requirements of any jurisdiction in which the Firm implements the Plan, the Firm may supplement the Plan and/or the Award Certificate with a supplement (the “International Supplement”), which shall set forth certain terms and conditions applicable to such implementation in such jurisdiction. If there is a conflict between the provisions of the Plan and the provisions contained in the International Supplement on an issue pertinent to such jurisdiction, then the provisions of such International Supplement shall govern.

(f) Neither the Plan, any Award Certificate, the International Supplement, the Descriptive Materials nor any interpretation, determination or other action taken or omitted to be taken pursuant to the Plan shall be construed as guaranteeing a Participant’s employment, a discretionary bonus or any particular level of bonus, compensation or benefits, as giving a Participant any right to continued employment, during any period, nor shall they be construed as giving a Participant any right to be reemployed by the Firm following any termination of employment. The Firm reserves the right not to make available any plan similar to the Plan (in whole or in part), nor to permit any future participation after Allocations are made with respect to Above Base Compensation in respect of any given Fiscal Year or after a Special Award is granted.

(g) If any provision of the Plan or any Award Certificate is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant, or would disqualify the Plan or such Award Certificate under any Legal Requirement, such provision shall be construed or deemed amended to conform to any such Legal Requirement, or if it cannot be construed or deemed amended without materially altering the intent of the Plan or such Award Certificate, then such provision shall be stricken as to such jurisdiction or as to such Participant, and the remainder of the Plan or such Award Certificate shall remain in full force and effect.

[END OF THE PLAN]

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